Exhibit 4.25

Agreement

on the Transfer of the Entire Equity Interests

in

China Telecom Group Beijing Corporation

between

China Telecommunications Corporation

and

China Telecom Corporation Limited

Agreement on the Transfer of the Entire Equity Interests in China Telecom Group Beijing Corporation

This agreement is signed on March 31, 2008 in Beijing, People’s Republic of China (hereinafter referred to as “China”) between the following parties:

China Telecommunications Corporation (hereinafter referred to as the “Transferor”), a state-owned enterprise duly established and validly existing under Chinese laws, its address is 31 Jinrong Street, Xicheng District, Beijing and its legal representative is WANG Xiaochu.

China Telecom Corporation Limited (hereinafter referred to as the “Transferee”), a joint-stock limited company duly established and validly existing under Chinese laws, its address is 31 Jinrong Street, Xicheng District, Beijing and its legal representative is WANG Xiaochu.

Whereas,

1. China Telecom Group Beijing Corporation (hereinafter referred to as the “Target Company”) is a limited (wholly state-owned) company established on July 16, 2002 and validly existing under Chinese laws. Its Registration Number of Enterprise Legal Person Business License is 1000001003691 and its address is 31 Jinrong Street, Xicheng District, Beijing. Its registered capital is RMB 2 billion and its legal representative is LIU Bo. Its scope of business is: operating domestic and international wireline telecommunications networks and facilities (including wireless local loops) in Beijing municipality, providing voice, data, image and multimedia telecommunications and information services based on the wireline telecommunications networks and other telecommunication business approved by the state, and system integration, technological development, technical services, information consulting, equipment manufacturing, sales, design and engineering related to the above-mentioned business. The Transferor legally owns 100% equity interests of the Target Company.

2. The Transferor intends to transfer the 100% equity interests of the Target Company it owns (hereinafter referred to as the “Transferred Equity”, referring to the entire capital investment on the Target Company by the Transferor together with all the rights, interests, benefits as well as obligations, responsibilities, and liabilities corresponding to the capital investment) to the Transferee in accordance with the provisions in this agreement.

3. The Transferee agrees to accept the Transferred Equity from the Transferor in accordance with the provisions of this agreement.

4. The Transferred Equity referred to in this agreement has been evaluated, according to the laws and regulations of China, by the Beijing-based China Enterprise Appraisals Company taking September 30, 2007 as the base date (hereinafter referred to as the “Evaluation Base Date”). The outcome of the evaluation has been submitted for record to the State-owned Assets Supervision and Administration Commission of the State Council (hereinafter referred to as the “SASAC”).

Therefore, through friendly consultations, the parties of this agreement enter into the following agreement (hereinafter referred as the “Agreement”) on the transfer of the Transferred Equity:

Article I Transfer of Equity Interests

1. The Transferor agrees to transfer to the Transferee, who agrees to accept, the Transferred Equity the Transferor owns, according to the provisions of this Agreement.

2. Both parties agree that starting from the Completion Date (refer to Clause 2, Article III of this Agreement for the definition), the Transferred Equity, together with all the rights and interests, is transferred to the Transferee, who will enjoy all the rights and bear corresponding obligations related to the Transferred Equity, as granted by the laws of China, while the Transferor shall no longer enjoy the rights or assume the obligations related to the Transferred Equity, unless provided otherwise in this Agreement.

3. For the avoidance of doubt, during the period from the Evaluation Base Date to the Completion Date (hereinafter referred to as the “Related Period”), if the net assets increase due to profit earning, the increased part will be allocated to the Transferor in cash as special dividends, if the net assets decrease due to profit loss, the Transferor must make reimbursement in cash.

Article II Consideration and Payment

1. In accordance with the Assets Evaluation Report of Equity Interests of China Telecom Group Beijing Corporation for the Transfer of Such Equity Interests by China Telecommunication Corporation to China Telecom Corporation Limited (Zhong Qi Hua Ping Bao Zi[2008]No.021) as filed with the SASAC, the Transferred Equity is evaluated as RMB 5,556,507,800.

2. Both parties agree that the total price for this transfer of equity interests shall be RMB 5,557 million.

3. Both parties agree that the above total price for the transfer is to be paid in cash in a lump sum by the Transferee and be wired to the bank account agreed by the Transferor in writing within 15 working days after the Completion Date. Once the relevant bank account has received the payment, the Transferee is discharged from the obligation of making payment.

4. If any payment has not been made by the maturity date set forth in this Agreement, the party who delays the payment should pay the interest for the delayed amount per the bank lending rate in the corresponding period, starting from the maturity date (excluding the very date) to the date when the delayed amount is paid off (including the very date).

Article III Completion of Transfer

1. The completion of transfer of the Transferred Equity in this Agreement shall be done upon the fulfillment or waiver of all the following preconditions:

(1) This Agreement becomes effective;

(2) There is no material adverse change on the financial condition, business operation or prospect of the Target Company;

(3) The Transferor maintains the representations, guarantees, and commitments made on the date of execution of this Agreement true and accurate without misleading elements in major aspects;

(4) The Transferor, as the shareholder of the Target Company, makes related resolution and approves the transfer of equity interests stated in this Agreement;

(5) The Articles of Association of the Target Company has been amended lawfully and appropriately in order to reflect the transfer of the Transferred Equity as stated in this Agreement. The Transferee must be recorded on the Articles of Association as the shareholder holding the Transferred Equity; and

(6) The Target Company has completed the registration procedures with relevant industry and commerce authority for the transfer of the Transferred Equity stated in this Agreement.

The Transferee may waive the preconditions stated in aforesaid clauses (2) and (3). If, within 180 days or other period as agreed upon by the parties, the above preconditions still have not been fulfilled or waived, this Agreement shall be terminated. Neither party is entitled to make any claim of any nature to the other party according to this Agreement, except for the rights or obligations effected before the termination of this Agreement or according to the provisions surviving the termination.

2. The transfer of the Transferred Equity under this Agreement shall be completed on the date when the Target Company completes the registration procedures for the transfer of equity interests with relevant industry and commerce authority (hereinafter referred as “Transfer Completion”). Then the date on which the registration is done shall be the date of completion of transfer (hereinafter referred as the “Completion Date”).

Before the Transfer Completion, both the Transferor and Transferee should hand over (or make sure to do so) all documents (including but not limited to approvals by government departments, the documents regarding internal approval of the Transferor, and other documents that the Transferor guarantees as true and accurate) and articles and take all actions as required by this Agreement.

3. If, at any time before the Completion Date, there arises any of the following situations, the Transferee is entitled to notify the Transferor to terminate this Agreement any time before the Transfer Completion:

(1) There appear material adverse changes in the financial condition, business operations or prospect of the Target Company;

(2) The Transferor materially breaches the representations, guarantees and commitments made under this Agreement; or

(3) The Transferor materially breaches its obligations under this Agreement.

If the Transferee terminates this Agreement in accordance with the above provision, neither party is entitled to make any claim of any nature to the other according to this Agreement, except for the rights and obligations effected before the termination of this Agreement or under the provisions surviving the termination.

Article IV Arrangement of Employees

The Transferee undertakes to make the Target Company to continue performing the employment contracts signed between the Target Company and its current employees.

Article V Commitments of the Transferor

1. The Transferor makes the following commitments to the Transferee on the date of execution of this Agreement, the date when this Agreement becomes effective and the Completion Date (hereinafter referred as the “Agreement Dates”):

(1) The Transferor has full right, power and capacity to sign and perform this Agreement; it has obtained all approval, permit, and authorization to sign and perform this Agreement; once signed, this Agreement shall be binding to the Transferor in full legal force and effect;

(2) The Transferred Equity to be transferred to the Transferee are legally acquired and beneficially owned by the Transferor; except for those disclosed to the Transferee, there is no pledge or any third party’s right upon the Transferred Equity;

(3) The Transferor shall assist or procure the Target Company to complete the registration procedures with the industry and commerce authority to change the shareholder and shall register in the authority’s record that the Transferee is the shareholder holding the Transferred Equity; and

(4) The Transfer of all or any part of Transferred Equity does not violate any legal document binding to the Transferor, including Articles of Association, signed contracts or agreements and other legal documents.

2. On the Agreement Dates the Transferor undertakes to the Transferee that, before the Transfer Completion, the Transferor shall (unless otherwise approved in writing by the Transferee):

(1) make sure the Target Company only maintain routine and general businesses;

(2) make sure to take any necessary and reasonable actions and measures to preserve and protect the assets of the Target Company and the reputation of its business (including the present relationship with its clients and suppliers); and

(3) provide in a timely manner the information relating to the transfer hereunder as required by the Hong Kong Securities and Futures Commission, the Stock Exchange of Hong Kong Limited, U.S. Securities and Exchange Commission, or other governmental and supervisory authorities, including information required for preparation of the announcements or circulars to shareholders.

3. On the Agreement Dates the Transferor undertakes to the Transferee that, within 6 months after the Completion Date, the Transferor must provide to the Target Company the facilities and services as reasonably required by the Transferee from time to time with the equivalent or more favorable terms than what provided by the Transferor to the Target Company within the 6 months period before the Completion Date, in order to enable the Target Company to continue its business operations in its major aspects with the same operational mode as that in the 6-month period before the Completion Date.

4. The Transferor shall provide further guarantees to the Transferee according to the items provided in Annex I.

5. All the commitments made by the Transferor under this Agreement are collectively called as “Transferor’s Commitments”. Each Transferor’s Commitment is separate and independent and is not restricted by other commitments of the Transferor, and will not become invalid or be affected by the transfer or any other events or matters, unless otherwise explicitly provided hereunder or exempted in writing by the Transferee.

Article VI Commitments of the Transferee

1. The commitments of the Transferee to the Transferor on the Agreement Dates are also follows:

(1) The Transferee has full right, power and capacity to sign and perform this Agreement; it has acquired all approval, permit, and authorization to sign and perform this Agreement; and this Agreement, once signed, shall legally and effectively bind the Transferee;

(2) The transfer of the Transferred Equity to the Transferee does not violate any legal document binding to the Transferee, including Articles of Association, signed contracts or agreements and other legal documents;

(3) The Transferee shall pay the consideration for transfer of equity interests to the Transferor according to the provisions in this Agreement;

(4) The Transferee shall take any necessary and reasonable measures to assist the Transferor to complete the transfer of equity interests stated in this Agreement; and

(5) As to the outstanding liabilities of the Target Company before the Completion Date, the Transferee will undertake the responsibilities provided by the laws and the Articles of Association of the Target Company.

2. The Transferee undertakes that any of the claims made because of any breach of Transferor’s Commitments shall be restricted by the provisions stated in Annex II.

Article VII Confidentiality

1. Both parties agree that both parties (including but not limited to their representatives), before obtaining the approval in writing by the other party, shall keep all the confidential materials confidential, without disclosing to any third party or the public any information related to the confidential materials.

The “Confidential Materials” in this Agreement refer to any written, oral, visual, electronic materials or materials in other media related to the disclosing party and/or the Target Company that are received or held by the receiving party or its representative, as well as materials related to the negotiation, execution, performance or contents of this Agreement.

The “Representative” under this article, as to one party, means its affiliate company or its affiliate company’s director, senior manager, employee, agent, advisor, accountant, and consultant agency.

2. The following materials are not Confidential Materials, where confidentiality obligation provided in the previous clause shall not apply:

(1) Where the disclosure of materials is made according to the requirements of laws or the security exchange, or governmental, supervisory or administrative organizations or authorities that has jurisdiction over the company (but the precondition is that the disclosing party shall first of all notify the other party its proposed disclosure of the above-mentioned materials and consider the reasonable opinions of the other party);

(2) Where the party or its representative have already held such materials by legal means before obtaining or possessing the Confidential Materials (with written record evidencing such status) and bear no obligation to keep such materials confidential;

(3) Where the Confidential Materials have already been publicly known, provided that the disclosure of such material is not due to the negligence of the party (or its representative);

(4) Where any material is required to be disclosed for any arbitration or legal proceedings related to this Agreement.

Article VIII Taxes and Expenses

1. Unless provided otherwise, the Transferor and the Transferee shall bear all the costs, expenses, and other spending arising from the negotiation, preparing, signing, and completion of this Agreement for itself (or its affiliate company);

2. The taxes and fees arising from the transfer of the Transferred Equity shall be paid by both parties according the provisions of related laws and regulations. The taxes and fees not specified by laws and regulations or other taxes and fees, if any, arising from the transfer of the Transferred Equity, shall be equally shared by the Transferor and the Transferee.

Article IX Notification

1. Any notification related to this Agreement shall be written, in Chinese, and either delivered by courier, by fax, registered mail, or by internationally recognized express company. The notification becomes effective upon reception, and is deemed as having been received when it is delivered by courier, registered mail, or express mail, or upon successful transmission report if it is delivered by fax.

2. The address and fax number for the purpose stated in the previous clause are:

China Telecom Corporation Limited

To: Mr. Sun Dawei

Address: 31 Jinrong Street, Xicheng District, Beijing 100032, China

Fax: (8610) 5850 1304

China Telecommunications Corporation

To: Mr. Wang Qi

Address: 31 Jinrong Street, Xicheng District, Beijing 100032, China

Fax: (8610) 5850 1294

Article X Effectiveness of this Agreement

This agreement comes into effect when all the requirements below are met:

(1) The legal representatives or authorized representatives of both parties sign this Agreement and stamp the official seals of both parties;

(2) The Transferor obtains the internal approval for the transfer of equity interests provided in this Agreement according the provisons of its Articles of Association;

(3) The Ministry of Information Industry issues its approval upon the licensing and supervision matters related to the telecommunications business involved in this transfer of equity interests;

(4) The shareholders of the Transferee at the general meeting approves the transfer of equity interests provided in this Agreement according to the main board listing rules of the Stock Exchange of Hong Kong Limited and its Articles of Association; and

(5) The SASAC approves the transfer under this Agreement.

Article XI Liability for Breach of Contract

The parties of this Agreement should abide by this Agreement and undertake the commitments made in this Agreement and should make sure the other party in this Agreement does not suffer any loss due to the breach of this Agreement or the actions it commits. If the breach of contract of either party cause any loss (including economic loss and expenses) to the other party in this Agreement, it should be responsible for compensating the other party.

Article XII Force Majeure

1. “Force majeure” refers to all the unforeseeable events that may happen after this Agreement comes into effect, whose occurrence and consequences are unavoidable and insurmountable and which render either party of this Agreement unable to perform part or all of the obligations under this Agreement.

2. In case of force majeure, both parties may suspend the performance of the obligations under this Agreement for a period of delay caused by the force majeure, and such period will be automatically extended for a period corresponding to such suspension.

3. The party affected by the force majeure shall notify the other party in writing as soon as possible, and provide within fifteen days the valid proof certifying the occurrence and duration of such force majeure event. The affected party shall take all reasonable measures to mitigate the consequences of the force majeure as soon as possible.

4. When any force majeure event occur, both parties should start consultation immediately to seek a fair solution to the problem and try their best to mitigate the consequences of the force majeure.

Article XIII Settlement of Dispute

1. Any dispute arising from or involved in the parties’ performance of this Agreement shall first of all seek settlement through friendly consultations. If the dispute fails to be resolved within sixty (60) days after notification of one party of the dispute to the other, then either party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in Beijing in Chinese in accordance with its arbitration rules. The arbitration tribunal shall comprise three arbitrators according to the arbitration rules of China International Economic and Trade Arbitration Commission.

2. The invalidity of any of the articles or clauses in this Agreement under arbitration award according to the Chinese laws does not affect the effectiveness and performance of other articles and clauses in this Agreement.

Article XIV Governing Laws

The conclusion, effect, interpretation, performance and settlement of disputes are all subject to the laws of China.

Article XV Others

1. Neither party of this Agreement shall transfer, assign, mortgage or dispose by any other means any rights and interests in this Agreement without prior written consent by the other party.

2. If there is any conflict between this Agreement and other agreements, this Agreement should prevail, unless

(1) the other agreements explicitly provide that they shall prevail in the relevant aspects over this Agreement; and

(2) Either the Transferor and Transferee are the contractual parties of such other agreements or they explicitly agree in writing that such other agreement shall prevail over this Agreement in the related aspects.

3. This Agreement is the complete agreement on the transfer of the Transferred Equity between the two parties and it shall replace all the previous written or oral agreements, letters of intent, correspondence, memoranda of understanding and commitments agreed upon by both parties concerning the matters in this Agreement (if any).

4. If any provision of this Agreement is decided as invalid or unenforceable, the remaining terms of this Agreement shall not be rendered invalid. Both parties should make reasonable efforts to replace such invalid or unenforceable provisions with valid and enforceable ones with intentions as close to the original intentions of both parties of this Agreement as possible.

5. The ten original copies of this Agreement are written in Chinese. The Transferor and the Transferee keep three copies each and the other copies will be submitted to relevant government authorities. All the original copies enjoy equal legal effect.

6. Any amendment of this Agreement shall be in writing.

7. All the annexes of this Agreement are an indispensable part of this Agreement and enjoy equal legal effect with this Agreement.

Annex I

Guarantee by the Transferor

I. Target Company and Transfer of Equity Interest

1.1 The Target Company is a limited company duly established and validly existing under relevant laws and is fully entitled to operate the businesses it enters into on the date of this Agreement.

1.2 The Transferor is the sole legal owner of the Transferred Equity, has paid up its full capital investment in the Target Company and has no liability for the capital insufficiency of the Target Company. Unless approved and agreed by the Transferor, nobody is entitled to require the Target Company to issue any stocks or bonds.

1.3 There is no third-party rights related to the Transferred Equity. The Transferor is entitled to transfer its whole ownership of the Transferred Equity to the Transferee according to the provisions of this Agreement.

1.4 All the information in the provisions related to the Target Company is true, accurate and contains no misleading elements.

1.5 Except for what has been disclosed to the Transferee, the Target Company does not hold any equity interests (investment volume), shares, bonds, or interests of any nature of any other enterprise.

II. Financial Matters

2.1 Accounts. The accounts accurately reflect the real situation and balance of the Target Company on the last accounting day, as well as the annual performance of the Target Company as of the settlement date of the business year.

2.2 Situation since last accounting day. Starting from the last accounting day:

(1) There is no material adverse change;

(2) The Target Company, except for the regular payment in its routine and general business operations, does not make or agree to make any payment;

(3) The Target Company has no announcement, authorization, and payment of dividends or others (in cash, stock or in kind). Neither has it reduced any paid-in capital stocks (excluding any dividends already allocated in the accounts);

(4) The Target Company has not issued or agreed to issue any stocks, bonds, securities or any other similar equities;

(5) The Target Company has not acquired or sold or agreed to acquire or sell any asset except in the process of conducting its routine businesses;

(6) The Target Company has not repaid any loan or debt before the agreed date of maturity of such loan or debt;

(7) The average time of the collection and the payment of debts by the debtor and the creditor of the Target Company has not been lengthened or shortened significantly;

(8) The Target Company does not have any debt that may become payable or be announced as debt payable before the normal or agreed date of maturity; and the Target Company has not received any claim for payment or any other notice demanding it to repay relevant debts before the normal or agreed date of maturity; and

(9) The creditor’s rights of the Target Company have not been exempted, deferred, delayed, written off, or proven to be unrecoverable.

2.3 Accounting and other records. The official notebooks, account books and other records that shall be kept by the Target Company according to the applicable laws keep the latest information and they are properly and consistently compiled and kept in major aspects in accordance with such laws and relevant generally accepted accounting principles. They contain all the accurate record of information that should be recorded. All such official notebooks, account books and other records are under the custody or control of the Target Company along with all the ownership documents and signed copies of existing agreements necessary for the proper business operation of the Target Company or under which the Target Company is a party.

III. Regulatory Matters

3.1 License. On the date of this Agreement, the Target Company has obtained all the licenses, permissions, authorizations (public or private) and consents (hereafter, collectively called “Approvals”) necessary for all the valid business operations in all its operation venues and in its manner of operation in accordance with all the applicable laws and regulations. Such Approvals are sufficient and valid or are not subject to no especially unusual, complicated or strict restriction, and are complied with in all major aspects. There is no situation indicating any such Approval will or may in part or in whole be revoked or cannot be renewed (whether it is due to the proposed transaction or other reasons) in the process of conducting daily routine businesses.

3.2 Compliance with laws. The Target Company has conducted its businesses and corporate affairs in accordance with the memorandum of association, detailed rules and appendixes of its articles of associations and other organizational documents of equal nature and in accordance with all the applicable laws and regulations in all major aspects. The Target Company has not violated any regulation, rule, demand, award or judgment issued by any court or any governmental or supervisory authority in any relevant jurisdictions.

IV. Operational Assets

4.1 Ownership. The ownership of all the assets included in the account of the Target Company is definite without involving any third-party rights and interests; however, the following are the exceptions:

(1) Provisions on the reservation of the ownership of the goods or materials supplied to the Target Company in the process of routine businesses;

(2) The lien caused by the enforcement of laws in the process of routine businesses.

4.2 Custody and third-party facilities. All the operational assets of the Target Company are under its custody or control. There is no situation that may cause the government or other entities to confiscate such assets. If the Target Company uses any assets owned by others in the process of conducting its businesses, or any facility or service is provided by anyone to the Target Company, there has been no breach or other event or situation which may entitle anyone to terminate the arrangement regarding the above mentioned use of assets or provision of facilities or services.

4.3 Sufficiency of assets. The rights and interests, properties and assets owned by the Target Company together with the facilities and services that the Target Company can enjoy according to agreements include all the rights and interests, properties, assets facilities and services that enable the Target Company to continue its operation in all the major aspects in the same operating manner as that in six months before the Transfer Completion.

4.4 Status. All the plants, machines, equipment and vehicles used by the Target Company are in good status.

V. Contract-related Issues

5.1 Important contracts. The Target Company is not a party of any of the following agreement or arrangement:

(1) Any proposed transaction which may cause any other party to be exempted from any obligation or to be entitled to exercise any right (including any right to terminate the agreement, any preemptive right or other options), or may disqualify the Target Company for any interest, right or permission it currently enjoys, or may cause or increase any new liability or obligation to the Target Company;

(2) Any agreement or arrangement that is not concluded in the process of routine businesses or on the basis of fair trade;

(3) Any agreement or arrangement claiming or granting any right to issue any stock, bond or other securities of the Target Company any time at present or in the future;

(4) Any agreement or arrangement to establish any joint venture, syndicate or partnership, or to share profits (and losses);

(5) Any agreement or arrangement concerning the sales or disposal of enterprise or businesses (due to the agreement or arrangement, the Target Company is subject to any debts, contingent or otherwise, for which there is no sufficient reserve in its account).

5.2 Breach. The Target Company has not materially breach any agreement or arrangement under which it is a party. To the Transferor’s knowledge, there is no situation that may cause such breach, any party which has entered any agreement or arrangement with the Target Company has not materially breached that agreement or arrangement, and there is no situation that may cause such breach.

5.3 For some of the properties the Target Company leases, the lessor has not provided any documents concerning the ownership of the property, which may lead to the invalidity of such lease agreement. The Transferor guarantees that the risk that the target can no longer use the leased property is under control. Once such risk actually occurs, the Target Company is able lease some substitutive property in a short period and such risk will not affect the continuity of the operation of the Target Company. Relevant costs incurred by the risk shall be assumed by the Transferor.

VI. Lawsuit and Investigation

6.1 Lawsuit. Except being the plaintiff to collect the debts occurred during daily routine businesses, (i) the Target Company is not the plaintiff, defendant or any other party involved in any ongoing, planned or unresolved lawsuit, arbitration or administrative litigation concerning itself or its properties; and (ii) the Transferor is not aware of any situation that may cause such lawsuit, arbitration or administrative litigation.

6.2 Investigation. The Target Company is not under any ongoing or unresolved investigation or enquiry by any government, administrative or regulatory authorities or under other formal investigation or enquiry. There is no situation that may cause such investigation or enquiry.

VII. Intellectual Property Rights

7.1 Intellectual property. For all the intellectual properties used by the Target Company when this Agreement is signed:

(1) the Target Company owns all the rights and interests of the intellectual properties, and enjoys their ownership or has obtained the valid licenses to use them;

(2) The licenses to use the intellectual properties the Target Company obtained or granted by the Target Company are all of validity and binding force. Neither party of such licenses has made any breach. There is no reason to terminate such licenses. There is no dispute over such licenses and no such disputes are expected to arise.

7.2 Non-infringement. The operation of the Target Company is not infringing and has not infringed the intellectual property rights of any third party for the past year and no third party has infringed the intellectual property rights of the Target Company.

7.3 Data protection. The Target Company has complied with all the applicable data protection laws, guidelines and industrial standards and neither the Transferor nor the Target Company has received any notification or charge claiming that the Target Company has not complied with the above mentioned laws and regulations.

VIII. Environment

The Target Company has been complying with the environment law and under no circumstances shall it be subject to any liability, obligation or duty arising under the environment law.

Annex II

Limitations on Claims

1. Fair disclosure of the matters. If and only if (i) the facts, matters, events or situations causing the claim have been fairly disclosed to the Transferee; or (ii) special provisions and reserves have been made for relevant matters in the accounts, the Transferor shall assume no responsibility for relevant claims.

2. Time limit. Unless the Transferor receives the notification containing detailed information regarding the claims (including the claimed amounted estimated by the transferred on an unbiased basis) from the Transferee within two years after the date of this Agreement, the Transferor shall assume no responsibility for relevant claims.

3. Maximum of the total amount of claim. The total responsibility assumed by the Transferor for all claims shall not exceed the total amount of consideration it receives from the transfer of the Transferred Equity.

4. No repetitive recourse. The Transferee is not entitled to receive damage compensation, payment, repayment, return or indemnification more than once for any one item of liability, loss, cost or deficiency, no matter whether the claim for such liability, loss, cost or deficiency has been made more than once.

Annex III

Definition

1. Definition: In the Agreement, the terms below are defined as follows:

Accounts: in terms of any financial year of the Target Company, “accounts” refers to the audited balance sheet and audited income statement of the company by the settlement day of that financial year in a form discussed and agreed upon by the parties along with any annotation, report, explanation or document contained, appended or attached therein.

Last accounting day: September 30, 2007.

Affiliate company: for either party, it refers to any subsidiary and parent company of that party and any subsidiary of such parent company.

Working day: a day when banks in Beijing usually open up and handle the routine banking businesses and transactions (excluding Saturdays and Sundays).

Claim: any claim filed against the guarantor’s breach of the provisions of this Agreement.

Exchange rate: for a given currency on a given date, exchange rate refers to the spot exchange rate (the middle rate at the closing) between that currency and Renminbi according to the exchange rate released by People’s Bank of China at the closing of the working day in Beijing.

Intellectual property rights: refers to patents, trademarks, service logo, company logo, patterns, trade names, Internet domains, design right, copyright (including the copyright of computer software), spiritual right, database right, semiconductor circuit right, utility model, know-how, and other types of intellectual property rights (be it registered or not) and all the rights and all forms of protection of the rights in any other country or region in the world, which share the same or similar effect with the intellectual property rights in China. The word “registration” covers the meanings of “registration” and “application for registration”.

Material adverse change: refers to any event, situation, influence, accident, state of affair or the combination of two or more of the above mentioned items (existing or occurring on, before or after the Agreement Dates), which will and/ or may, according to reasonable estimation, materially adversely affected the businesses, operations, assets, liabilities (including contingent liabilities), financial conditions or prospects of the Target Company.

Parent company: refers to any company which directly or through one or more companies indirectly owns the majority voting right of another company, or which is the shareholder of another company and directly or through one or more companies indirectly owns the power of appointing and removing majority directors of the board of such company.

China: refers to People’s Republic of China.

RMB: refers to Renminbi, the legal currency of China.

Subsidiary: refers to any company which has a parent company.

Provisions surviving the termination: refers to the Articles VII, VIII, IX, XI, XII, XIII, XIV and XV of this Agreement.

Signature Page

(No body text on this page)

NOW, IN WITNESS HEREOF, the legal representatives or authorized representatives of the Transferor and the Transferee hereby execute this Agreement on the date and venue indicated at the beginning of this Agreement.

China Telecommunication Corporation (official seal)

Legal representative or authorized representative (signature): /s/ Wang Xiaochu

China Telecom Corporation Limited (official seal)

Legal representative or authorized representative (signature): /s/ Wu Andi